Exhibit 5.5

CONSENT OF EXPERT

Reference is made to the Registration Statement on Form F-10 (the “F-10”) of Turquoise Hill Resources Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

I hereby consent to the use of and reference to my name as a qualified person for the Oyu Tolgoi 2020 Technical Report (the “Report”) with an effective date of June 30, 2020 and to the use of and reference to the Report, and the information derived therefrom, and to my name, in each case, where used or incorporated by reference in the F-10, including any amendments thereto.

Sincerely,

/s/ Jo-Anne Dudley
Name: Jo-Anne Dudley
Title: Chief Operating Officer
Company: Turquoise Hill Resources Ltd.

Date: November 17, 2021